Exhibit 21

DIXON MILLS ASSOCIATES

COMBINED FINANCIAL STATEMENTS FOR THE

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

AND INDEPENDENT AUDITORS' REPORT

DIXON MILLS ASSOCIATES

Combined Financial Statements for the

Years Ended December 31, 2003, 2002 and 2001

and Independent Auditors' Report

C O N T E N T S

Page

INDEPENDENT AUDITORS' REPORT	1

COMBINED FINANCIAL STATEMENTS:

Combined balance sheets	2

Combined statements of operations	3

Combined statements of partners' equity and comprehensive income	4

Combined statements of cash flows	5

Notes to combined financial statements	6 - 10

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Dixon Venture Corp.
Secaucus, New Jersey

and

Partners
Wilder Richman Historic Properties II, LP
Greenwich, Connecticut

We have audited the accompanying combined balance sheets of Dixon Mills Associates as of December 31, 2003 and 2002, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dixon Mills Associates as of December 31, 2003 and 2002, and the results of its operations, changes in partners' equity and cash flows for the years ended December 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rosenberg, Neuwirth & Kuchner
Certified Public Accountants, P.C.

January 30, 2004
New York, New York

DIXON MILLS ASSOCIATES
COMBINED BALANCE SHEETS

	December 31,
ASSETS	2003	2002

LAND (Notes 2 and 5)	$1,150,473	$1,150,473

BUILDINGS (net of accumulated depreciation
of $19,793,840 and $18,240,199 in 2003 and 2002,
respectively) (Notes 2 and 5)	35,641,694	36,723,151

CASH AND CASH EQUIVALENTS (Note 2)	6,788,271	7,176,990

DEFERRED COSTS (Notes 2 and 5)	787,039	816,739

MORTGAGE ESCROW DEPOSITS (Note 5)	2,456,607	1,698,200

TENANT SECURITY DEPOSITS	711,493	790,510

OTHER ASSETS	35,234	16,495

	$47,570,811	$48,372,558

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:

Mortgages payable (Note 5)	$28,600,000	$28,600,000

Accounts payable and accrued expenses	318,182	261,050

Accrued interest payable (Note 5)	13,754	13,776

Tenants' security deposits payable	711,493	790,510

Due to general partner and affiliates (Note 4)	1,685,854	1,644,420

	31,329,283	31,309,756

PARTNER’S EQUITY (Note 3)	16,241,528	17,062,802

	$47,570,811	$48,372,558

See notes to combined financial statements

DIXON MILLS ASSOCIATES

COMBINED STATEMENTS OF OPERATIONS

	Year ended
	December 31,
	2003	2002	2001
Revenues:
Rent	$6,876,152	$7,187,352	$7,423,632
Interest	46,287	52,049	95,850

	6,922,439	7,239,401	7,519,482
Expenses:
Administrative (Note 6)	1,325,315	1,327,299	1,520,163
Operating	2,985,769	2,676,074	2,581,957
Management fees (Note 4)	275,046	297,684	280,389
Interest (Note 5)	335,062	423,231	782,202
Depreciation and amortization	1,583,341	1,548,674	1,524,025
	6,504,533	6,272,962	6,688,736

NET INCOME	$417,906	$966,439	$830,746

Net income allocated to Wilder Richman
Historic Properties II, L.P.	$413,727	$851,780	$386,617

Net income allocated to Dixon Venture Corp.	$4,179	$114,659	$444,129

See notes to combined financial statements

DIXON MILLS ASSOCIATES

COMBINED STATEMENTS OF PARTNERS' EQUITY AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

		Limited	General
	Total	partner	partner

Partners' equity, January 1, 2001	$15,265,617	$1,236,702	$14,028,915

Net income, year ended December 31, 2001	830,746	386,617	444,129

Unrealized loss on marketable securities	(32,498)	--	(32,498)

Comprehensive income, year ended December 31, 2001	798,248	386,617	411,631

Partners' equity, December 31, 2001	16,063,865	1,623,319	14,440,546

Reversal of unrealized loss on marketable securities,
sold in 2002	32,498	--	32,498

Net income, year ended December 31, 2002	966,439	851,780	114,659

Partners' equity, December 31, 2002	17,062,802	2,475,099	14,587,703

Net income, year ended December 31, 2003	417,906	413,727	4,179

Distributions to partner	(1,239,180)	(1,239,180)	--
Partners' equity, December 31, 2003	$16,241,528	$1,649,646	$14,591,882

See notes to combined financial statements

DIXON MILLS ASSOCIATES

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$417,906	$966,439	$830,746
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	1,583,341	1,548,674	1,524,025
Change in assets:
Decrease (increase) in mortgage escrow deposits	(356,787)	1,795,727	45,162
Decrease (increase) in tenant security deposits	79,017	79,706	(18,202)
Decrease (increase) in other assets	(18,739)	130,403	(54,526)
Change in liabilities:
Increase (decrease) in accounts payable
and accrued expenses	57,132	184,019	(122,904)
Decrease in accrued interest payable	(22)	(1,126)	(30,138)
(Decrease) increase in tenants security deposits	(79,017)	(79,706)	18,202
Increase in due to General Partner
and affiliates	41,434	74,678	91,570

Total adjustments	1,306,359	3,732,375	1,453,189
Net cash provided by operating activities	1,724,265	4,698,814	2,283,935

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(472,184)	(554,676)	(507,809)
Proceeds (purchase) of investments	-	1,381,315	(1,381,315)

Net cash provided by (used in) investing activities	(472,184)	826,639	(1,889,124)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to principal reserve fund	(401,620)	(367,277)	(335,903)
Distributions	(1,239,180)	-	-
Net cash used in financing activities	(1,640,800)	(367,277)	(335,903)

(DECREASE) INCREASE IN CASH	(388,719)	5,158,176	58,908

CASH AND CASH EQUIVALENTS, beginning of year	7,176,990	2,018,814	1,959,906
CASH AND CASH EQUIVALENTS, end of year	$6,788,271	$7,176,990	$2,018,814

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during year for interest	$292,178	$380,198	$753,773

See notes to combined financial statements

DIXON MILLS ASSOCIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

1.	COMBINATION AND ORGANIZATION

The combined financial statements include the accounts of Dixon Mill Associates I (Phase One), Limited Partnership ("DM I"), Dixon Mill Associates II, (Phase Two), Limited Partnership ("DM II") and Dixon Mill Associates III, (Phase Three), Limited Partnership ("DM III") after elimination of all significant intercompany balances and transactions.

Description of the business

The partnerships are collectively known as "Dixon Mills Associates" or the "Operating Partnerships", each of which owns one phase of an aggregate 433 units of residential apartments located in Jersey City, New Jersey, that consist of buildings that are designated as "certified historic structures" by the U.S. Department of the Interior. The Operating Partnerships have constructed, rehabilitated, and own and operate the complex. In accordance with the tax exempt financing of the complex, the Operating Partnerships are required to rent 15% to 20% of the apartment units to individuals of low or moderate income.

On July 15, 1988, the Operating Partnerships transferred their 99% limited partnership interests to Wilder Richman Historic Properties II, L.P. (the "Limited Partner") in connection with that limited partnership's public offering. The remaining 1% interest remained with the Operating General Partner, Dixon Venture Corp. ("DVC").

2.	SIGNIFICANT ACCOUNTING POLICIES

Financial statements

The financial statements of the Operating Partnerships are prepared on the accrual basis of accounting and include only those assets, liabilities and results of operations related to the business of the Operating Partnerships.

Combined financial statements are presented as the Operating Partnerships are under common control, ownership, and management.

Land and buildings

Land and buildings are stated at lower of cost or net realizable value, ("NRV"). NRV is the net cash flow necessary to recover costs exclusive of debt service. Depreciation on buildings is computed on the straight-line method. The depreciable lives assigned is 40 years for the real property.

Income taxes

No provisions have been made for federal, state and local income taxes, as they are the responsibility of the partners.

The partners of the Operating Partnerships were entitled to a 25% historic rehabilitation tax credit on eligible costs as a reduction of their tax liabilities. In addition, the tax basis of the property has been reduced by one-half of the historic rehabilitation tax credit for income tax purposes only.

Cash and cash equivalents

For purposes of the statements of cash flows, the Operating Partnerships consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value.

DIXON MILLS ASSOCIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of credit risk

Financial instruments which potentially subject the Operating Partnerships to concentrations of credit risk consist principally of temporary cash investments in high credit quality financial institutions.

Deferred costs

Deferred costs represent costs incurred in connection with the mortgages (Note 5) and are being amortized over the term of the mortgages using the straight line method.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting standards

During 2003 the Financial Accounting Standards Board (“FASB”) issued the following statements:

FASB Statement No. 149
Amendment of Statement 133 on Derivative Instruments and Hedging Activities.
FASB Statement No. 150
Accounting for Certain Financial Instrument with Characteristics of both Liabilities and Equity.
FASB Statement No. 132 (revised 2003)
Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB
Statement No. 87, 88, and 106.

These statements do not have a material effect on the Operating Partnerships' financial position or results of operations.

3.	PARTNERS' EQUITY

In accordance with the Partnership agreement, income and losses are to be allocated 1% and 99% to the Operating General Partner and the Limited Partner, respectively. Losses are not allocable to the Limited Partner if the losses reduce its equity basis below zero. Losses in excess of the Limited Partner's investment are allocated to the Operating General Partner.

Accordingly, the Operating Partnerships did not allocate 99% of the income reported in 2002 and 2001 to the Limited Partner due to the non-allocation of previous years' losses in excess of the Limited Partner's investment.

Distributions

The partnership agreements of the Operating Partnerships provide that cash flow from operations will be distributed 99% to the Limited Partner and 1% to the Operating General Partner until the Limited Partner has received a 7% preferred return (the "Preference Amount") on their initial capital contributions. The balance, if any, would be distributed 75% to the Limited Partner and 25% to the Operating General Partner. Any cumulative shortfall not recovered out of subsequent cash flow distributions will be payable from sale or refinancing proceeds, to the extent available. The cumulative preferred amount due to the Limited Partner at December 31, 2003 is $16,558,745. There is no assurance that all or a portion of such amount will be paid, and no amount has been accrued.

DIXON MILLS ASSOCIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

3.	PARTNERS' EQUITY (CONTINUED)

Net cash proceeds resulting from a sale or refinancing, to the extent available (after the discharge of debts and obligations of the Partnership, including outstanding loans from partners or affiliates), will be distributed generally as follows:

-	99% to the Limited Partner and 1% to the Operating General Partner, until the Limited Partner has received an amount equal to its adjusted contributions.

-	99% to the Limited Partner and 1% to the Operating General Partner, until the Limited Partner has received an amount equal to the unpaid cumulative Preference Amount.

-	The balance of adjusted capital contributions of the General Partner.

-	The balance, if any, 75% to the Limited Partner and 25% to the Operating General Partner.

4.	RELATED PARTY TRANSACTIONS

DVC has complete authority, management and control of the Operating Partnerships. The Operating Partnerships, in the normal course of business, have transactions with related parties. Included in the balance sheet are the following items:

	December 31,
	2003	2002
Due to (from):
Morris Realty	$(5,259)	$(5,259)
DVC	1,438,523	1,418,816
Richman Asset Management, Inc.	252,590	230,863
	$1,685,854	$1,644,420

The Operating Partnerships incurred annual property management fees to Wilder Richman Management Corp. ("WRMC"), an affiliate of the Limited Partner, in the amount of $110,018 in 2003, $119,074 in 2002 and $118,488 in 2001. WRMC received payments of $115,542 and $119,074 in 2003 and 2002, respectively. In addition, property management fees of $165,028, $178,610 and $161,901 were incurred in 2003, 2002 and 2001, respectively to Morris Property Management, an affiliate of the Operating General Partner. Morris Property Management received payments of $188,228 and $178,610 in 2003 and 2002, respectively.

Pursuant to the terms of Limited Partnership Agreements, the Operating Partnerships have engaged an affiliate of the Limited Partner to provide investor services at a fee which is based upon a base amount of $45,000 in 1992 and is subject to adjustment annually thereafter based on changes in the Operating Partnerships’ rental revenue. The Operating Partnerships incurred investor services fees of $72,251, $75,520 and $78,003 to Richman Asset Management, Inc., an affiliate of the Limited Partner in 2003, 2002 and 2001, respectively, and paid Richman Asset Management, Inc. $45,000 in 2003 and 2002.

Pursuant to the terms of the Limited Partnership Agreements, the Operating General Partner is entitled to interest on Operating Deficit Loans and voluntary loans made subsequent to the issuance of the Fannie Mae pass-through certificates (which occurred in February 1991) (see Note 5). Interest on such advances accrues at 1% above the JP Morgan Chase prime rate. The Operating Partnerships incurred interest of $42,907, $44,158 and $58,567 for 2003, 2002 and 2001, respectively. Amounts payable to the Operating General Partner were $1,438,523 (inclusive of accrued interest of $524,893) and $1,418,816 (inclusive of accrued interest of $481,986) as of December 31, 2003 and 2002, respectively.

DIXON MILLS ASSOCIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

5.	MORTGAGES PAYABLE

On June 11, 1992, the Jersey City Redevelopment Agency (Agency) provided mortgage financing for the Operating Partnerships through the issuance of tax-exempt Bonds (the "Bonds") guaranteed and secured by the Federal National Mortgage Association ("FNMA") mortgage pass-through certificate ("FNMA Certificate"). The FNMA Certificate in turn was secured by mortgages given by the Operating Partnerships in the amount of $27,545,000.

The Operating Partnerships refinanced their respective outstanding mortgage liabilities under the $27,545,000 Agency, Multifamily Housing Revenue Bonds, Series 1992 (Fannie Mae pass-through Certificate Program/Dixon Mill Apartments Project as of April 28, 2000). The total new mortgage indebtedness in the amount of $28,600,000 is for a term of 30 years and was provided by (a) variable-rate tax-exempt bonds in the amount of $26,435,000 maturing on May 15, 2030 and (b) variable-rate taxable bonds in the amount of $2,165,000 maturing on November 15, 2005 which are secured by the property. The Operating Partnerships have purchased an interest rate cap which would limit the interest rates to 6.97% for five years on the tax-exempt portion, and 9.15% for five and one-half years on the taxable portion.

The Operating Partnerships are required to fund an escrow (in the amount of $3,470 per month) (the Pledged Cap Account) in connection with the purchase of another Cap in 2006. The mortgage proceeds retired the old mortgage of $26,154,723, funded reserves for capital improvements in the amount of $1,173,000, and paid for the cost of the transaction, in the amount of $890,989, which is reflected as deferred costs, net of accumulated amortization, in the accompanying balance sheets. The capital improvements escrow was established from the mortgage proceeds and the replacement reserve in the combined amount of approximately $2,076,000 to pay for significant planned improvements (roof replacement, smoke/fire alarm systems, elevator repairs and other repairs and other repairs throughout the complex).

The Operating Partnerships make monthly payments into a principal reserve fund for the purpose of providing funds for retirement of the bonds issued by the Agency. The bonds will be retired from funds in the reserve fund at which time the mortgage balance will be reduced accordingly. At December 31, 2003 the scheduled principal reserve fund payments are as follows:

2004	$439,174
2005	473,018
2006	429,334
2007	460,016
2008	492,890
Thereafter	25,018,269

$27,312,701

The new mortgage terms require monthly payments of $6,326 to a replacement reserve.

DIXON MILLS ASSOCIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

5.	MORTGAGES PAYABLE (CONTINUED)

Restricted funds held in deposit are as follows:

	December 31,
Mortgage Escrows:	2003	2002

Principal reserve fund	$1,287,299	$885,679
Capital improvements escrow	-	223,345
Replacement reserve	314,039	84,300
Tax and insurance escrow	285,892	330,712
Pledge Cap Account	114,992	77,542

Subtotal	2,002,222	1,601,578

Additional replacement reserve not held by lender	454,385	96,622
	$2,456,607	$1,698,200

6.	LITIGATION

Three complaints had been filed in a prior year against the Operating Partnerships and others, by a former employee, a former part-time rental agent, and a security person employed by a private non-affiliated security company which provided service to the properties, alleging discrimination in connection with advancement, hiring and termination. All three complaints were settled in 2001 for a total for $150,000. Total legal expense incurred by the Operating Partnerships in 2001 was approximately $412,000 which includes the $150,000 settlement and is included in administrative expenses in the combined statements of operations.